Exhibit 99.1

    ZeroFox, Leading External Cybersecurity SaaS Provider,
Announces Plan to Acquire IDX and Become Publicly Traded Company via Merger
with L&F Acquisition Corp.

Combination of ZeroFox and IDX will create the only public company solely focused on addressing the full lifecycle of external cyber threats and risks through the expansion of its industry-leading AI platform

Transaction includes $170 million in financing led by Monarch Alternative Capital LP with participation from Victory Park Capital, Corbin Capital, as well as existing shareholders New Enterprise Associates, Highland Capital, Alsop Louie Partners, Blue Venture Fund, Peloton Equity, Forgepoint Capital and James C. Foster, Chairman and CEO of ZeroFox

Expected equity value of the combined entities is approximately $1.4 billion

WASHINGTON D.C. and CHICAGO – December 20, 2021 – ZeroFox, Inc., an enterprise software-as-a-service (Saas) leader in external cybersecurity, and L&F Acquisition Corp. (NYSE: LNFA) (“LNFA”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses, today announced that they have entered into a definitive agreement for a business combination that will result in ZeroFox becoming a publicly traded company with an expected equity value of approximately $1.4 billion, assuming no redemptions. As part of the transaction, ZeroFox will acquire IDX, a leading digital privacy protection and data breach response services company, resulting in the creation of a cybersecurity provider addressing the full lifecycle of external cyber threats and risks for its customers. Upon closing of the transaction, the combined company will be renamed ZeroFox Holdings, Inc. and expects to be listed under the ticker symbol “ZFOX”.

Organizations are increasingly challenged by cybercriminal activity, with the number of employee and customer records compromised exceeding tens of billions annually. ZeroFox’s external cybersecurity solutions go beyond traditional threat intelligence to protect organizations from threats outside the firewall with AI-driven analysis, experienced intelligence analysts with unique dark web access, comprehensive breach response and adversary disruption services and a fully integrated App Library that connects with over 500 applications.

“Since ZeroFox was founded in 2013, we have helped companies address emerging security challenges caused by the transformational shift to a ‘digital everything’ world. This rapid digital transformation has made companies vulnerable to attackers, resulting in the highest breach rate the industry has ever seen,” said James C. Foster, Chairman and CEO of ZeroFox. “We believe that external cybersecurity must be a top three priority and part of the critical security tech stack for Chief Information Security Officers because perimeter firewalls and internal endpoint agents alone are not enough to protect company assets and customers.”

The ZeroFox Platform enables actionable intelligence to disrupt phishing, impersonations, malicious domains and data leakage across the public, deep and dark web, including pervasive cloud-based applications such as Zoom, Slack, Google, Facebook and other social media sites. The platform processes billions of data elements and protects tens of millions of digital assets around the world. With customers in over 50 countries and its blue-chip relationships, ZeroFox has proven capabilities to mitigate cyber threats across multiple industries in the public and private sectors.

“With this transaction, we are creating the industry’s first publicly traded company that is focused on providing an enterprise external cybersecurity SaaS platform,” added Foster. “We intend to leverage this growth capital to continue investing in our artificial intelligence capabilities, scaling our go-to-market efforts and expanding our world-class team. We believe this will create value for our existing and new shareholders whilst we focus on growth, expanding our triple-digit net retention and delighting our customers.”

IDX is the nation’s leading provider of external breach response services, protecting enterprises from associated risks with its proprietary digital protection and privacy platform. Together, IDX and ZeroFox will provide external threat protection capabilities and breach response services, a holistic offering for companies protecting against, or responding to, an external cyberattack. The combined company will have over 650 employees and serve nearly 2,000 customers including five of the Fortune Top 10 and the largest companies in media, technology, retail and energy. Collectively, over 90% of revenues will be recurring platform subscriptions.

“As the leader in digital privacy protection and breach response, the IDX privacy platform is trusted to address data breach risks by large multinational enterprises and government agencies alike,” said Tom Kelly, CEO of IDX. “Joining ZeroFox is the result of a long-standing partnership based on shared values, a vision for a safer digital world and strong alignment on the market opportunity. We look forward to leveraging our proven technology and deep tradecraft to support the mission of providing our combined customers with a platform and expanding set of capabilities.”

L&F Acquisition Corp. was formed to pursue a business combination with one or more businesses focused on technology and services in the governance, risk, compliance and legal sector. LNFA’s team has deep sector expertise as operators and investors across public and private markets, backed by experienced SPAC sponsor and globally recognized investment firm, Victory Park Capital.

“With its leading global position, seasoned management team and proven technology, ZeroFox is poised to capture a significant share in the growing, $51 billion external cybersecurity and digital protection market,” said Adam Gerchen, CEO of LNFA. “This is a transformational deal and I am excited to join the ZeroFox Board of Directors to help accelerate ZeroFox’s growth and integration with IDX in its new chapter as a public company.”

“We are excited to provide growth capital financing to help ZeroFox and IDX achieve the combined company’s long-term vision and expansion in the massive external cybersecurity market. We believe that ZeroFox’s unique value proposition and high-quality platform will enable the company to capture increasing demand for cybersecurity and privacy protection around the world,” said Andrew Weinstock, Senior Investment Professional of Monarch Alternative Capital.

Key Transaction Terms

Upon completion of the transaction, the combined company is expected to have a pro forma equity value of approximately $1.4 billion, assuming no redemptions, resulting in over $250 million of cash on the combined company’s balance sheet. This reflects $175 million of cash held in LNFA’s trust account (assuming none of LNFA’s stockholders redeem their shares) as well as $170 million in financing led by Monarch Alternative Capital LP with participation from Victory Park Capital, Corbin Capital, as well as existing shareholders New Enterprise Associates, Highland Capital, Alsop Louie Partners, Blue Venture Fund, Peloton Equity, Forgepoint Capital and James C. Foster, Chairman and CEO of ZeroFox.

The proposed business combination has been approved by the Boards of Directors of ZeroFox, IDX and LNFA, and is subject to approval by LNFA’s stockholders, regulatory approvals and other customary closing conditions. The business combination is expected to close in the first half of 2022.

A more detailed description of the business combination and a copy of the Business Combination Agreement will be included in a Current Report on Form 8-K to be filed by LNFA with the United States Securities and Exchange Commission (the “SEC”). LNFA will also file a registration statement (which will contain a proxy statement/prospectus) with the SEC in connection with the business combination.

Advisors

Stifel is serving as financial advisor and capital markets advisor and Venable LLP is serving as legal advisor to ZeroFox. DBO Partners is serving as financial advisor and Wilson Sonsini is serving as legal advisor to IDX. Jefferies is serving as financial advisor and capital markets advisor and Kirkland & Ellis is serving as legal advisor to LNFA. Jefferies is acting as lead placement agent and Stifel is serving as co-placement agent on the PIPE. Stroock & Stroock & Lavan LLP is serving as legal advisor to Monarch Alternative Capital.

Management Presentation

A webcast of the corporate presentation and associated materials is available on Deal Roadshow: https://dealroadshow.com/e/LNFAZEROFOX

For materials and information, visit https://www.zerofox.com for ZeroFox and https://www.lfacquisitioncorp.com/ for LNFA. LNFA will also file the presentation with the SEC as an exhibit to a Current Report on Form 8-K, which can be viewed on the SEC’s website at www.sec.gov.

Additional Information and Where to Find It

In connection with the proposed transaction (the “Proposed Transaction”), L&F Acquisition Corp. (“LNFA”) intends to file a registration statement on Form S-4 that will include a proxy statement/prospectus of LNFA. This press release is not a substitute for the proxy statement/prospectus, that will be both the proxy statement to be distributed to holders of LNFA’s common stock in connection with its solicitation of proxies for the vote by LNFA’s stockholders with respect to the Proposed Transaction and other matters as may be described in the registration statement, as well as the prospectus relating to the offer and sale of the securities to be issued in connection with the Proposed Transaction. This document does not contain all the information that should be considered concerning the Proposed Transaction and is not intended to form the basis of any investment decision or any other decision in respect of the Proposed Transaction. LNFA’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus included in the registration statement and the amendments thereto and the definitive proxy statement/prospectus and other documents filed in connection with the Proposed Transaction, as these materials will contain important information about ZeroFox, IDX, LNFA and the Proposed Transaction.

Investors and security holders and other interested parties are urged to read the proxy statement/prospectus and any other relevant documents that are filed or will be filed with the SEC, as well as any amendments or supplements to these documents, carefully and in their entirety when they become available because they contain or will contain important information about ZeroFox, IDX, LNFA, the Proposed Transaction and related matters.

When available, the definitive proxy statement/prospectus and other relevant materials for the Proposed Transaction will be mailed to stockholders of LNFA as of a record date to be established for voting on the Proposed Transaction. LNFA’s stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from LNFA upon written request to LNFA by emailing info@lfacquisitioncorp.com.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote of approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in Solicitation

This communication is not a solicitation of a proxy from any investor or securityholder. However, LNFA, ZeroFox, IDX, JAR Sponsor, LLC and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from LNFA’s stockholders in connection with the Proposed Transaction under the rules of the SEC. Information regarding LNFA directors and executive officers may be found in its registration statement on Form S-1, including amendments thereto, relating to its initial public offering, and other reports which are filed with the SEC. Additional information regarding the participants will also be included in the registration statement on Form S-4 that includes the preliminary proxy statement/prospectus, when it becomes available. When available, these documents can be obtained free of charge from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding ZeroFox’s and IDX’s industry and market sizes, future opportunities for LNFA, ZeroFox, IDX and the combined company, the combined company’s estimated future results and the Proposed Transaction, including the implied enterprise value, the expected transaction and the likelihood and ability of the parties to successfully consummate the Proposed Transaction. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in LNFA’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (i) inability to meet the closing conditions to the Proposed Transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; (ii) the inability to complete the Proposed Transaction due to the failure to obtain approval of LNFA’s stockholders, the failure to achieve the minimum amount of cash available following any redemptions by LNFA’s stockholders or the failure to meet the national stock exchange’s listing standards in connection with the consummation of the Proposed Transaction; (iii) the risk that the Proposed Transaction may not be completed by LNFA’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by LNFA;     (iv) costs related to the Proposed Transaction; (v) a delay or failure to realize the expected benefits from the Proposed Transaction; (vi) risks related to disruption of management time from ongoing business operations due to the Proposed Transaction; (vii) the impact of the ongoing COVID-19 pandemic; (viii) changes in the markets in which ZeroFox and IDX compete, including with respect to competitive landscape, technology evolution or regulatory changes; (ix) changes in the markets that ZeroFox and IDX targets; (x) risk that the combined company may not be able to execute its growth strategies, including identifying and executing acquisitions; (xi) risks relating to data security; and (xii) risk that ZeroFox may not be able to develop and maintain effective internal controls. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of LNFA’s final prospectus dated November 18, 2020, relating to its initial public offering, the registration statement on Form S-4 and proxy statement/prospectus discussed above, when available, and other documents filed by LNFA from time to time with the SEC. These filings identify and address, or will identify and address, other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about LNFA, ZeroFox and IDX or the date of such information in the case of information from persons other than LNFA, ZeroFox and IDX and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding ZeroFox’s and IDX’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

About ZeroFox

ZeroFox, the leader in external cybersecurity, provides enterprises external threat intelligence and protection to disrupt threats to brands, people, assets and data across the public attack surface in one, comprehensive platform. With complete global coverage across the surface, deep and dark web and an artificial intelligence-based analysis engine, the ZeroFox Platform identifies and remediates targeted phishing attacks, credential compromise, data exfiltration, brand hijacking, executive and location threats and more. The patented ZeroFox Platform technology processes and protects millions of posts, messages and accounts daily across the social and digital landscape, spanning LinkedIn, Facebook, Slack, Instagram, Pastebin, YouTube, mobile app stores, domains, cloud-based email and more. Visit www.zerofox.com for more information.

About IDX

IDX is the only privacy company built for agility in the digital age. Thousands of organizations trust their privacy platform to empower consumers to take back control of their privacy with their identity and privacy protection products. As the nation's largest provider of data breach response services, IDX is trusted by government and enterprise customers, as well as employee benefits and strategic partners, to protect more than 40 million consumers. Visit www.idx.us for more information.

About L&F Acquisition Corp.

L&F Acquisition Corp. is a blank check company formed for the purpose of entering into a combination with one or more businesses, with the intent to concentrate on identifying technology and services businesses in the Governance, Risk, Compliance and Legal (“GRCL”) sector. L&F Acquisition Corp. is sponsored by JAR Sponsor, LLC, a newly organized special purpose vehicle under the common control of entities affiliated with Chairman Jeffrey C. Hammes, CEO Adam Gerchen, and Victory Park Capital. Visit www.lfacquisitioncorp.com for more information.

About Monarch Alternative Capital LP

Monarch Alternative Capital LP is a global investment firm founded in 2002 with approximately $9.5 billion in assets under management. Monarch focuses primarily on opportunistic situations across corporate debt, real estate, capital solutions, and other market segments. Monarch draws on the skills and experience of its employees across its offices in New York and London. For more information, please visit www.monarchlp.com.

Contacts

ZeroFox

Media Inquiries:
Dave Bowker, PAN Communications
ZeroFox@pancomm.com

Investor Relations
Marc P. Griffin, ICR
Marc.Griffin@icrinc.com

IDX

Media Inquiries
Alisha Sheth, Pinkston Group
alisha.sheth@pinkston.co

Investor Relations
Marc P. Griffin, ICR
Marc.Griffin@icrinc.com

L&F Acquisition Corp.

Media Inquiries
Julia Fisher, Edelman
julia.fisher@edelman.com

Investor Relations
info@lfacquisitioncorp.com